USA★RADIO

CONTRACT FOR BROADCAST ADVERTISING

Agreement between **Fortem Resources** Suite 1020, 909 11th Avenue S.W Calgary, Alberta T2R 1E7 Canada and **USA Radio Networks (dba Nevada Radio LLC)** 3315 Lyon Lane Washoe Valley, NV 89704 is for a **Title Advertiser Sponsorship** position on **WAR NOW: The Wayne Allyn Root Show**.

The program is broadcast weekdays from 6pm-9pm ET (3pm-6pm PT) on USA Radio Networks. The contract shall commence on January 29, 2019 and extend through July 29, 2019. **Fortem Resources** will be given a special rate for those months of **$10,000 per month**. *Please note the normal rate is $15,000 per month. We've extended this special rate as a favor to Wayne Allyn Root.

As the Title Sponsor, **Fortem Resources** will receive the following:

- Studio Naming Rights for the Wayne Allyn Root program
  - 15 Sponsor mentions per week (at the top of every hour)
- (10) :60 second LIVE reads per week by Wayne in WAR NOW program
- (15) :60 second recorded spots per week in WAR NOW program
- Wayne will voice your recorded ads and endorse your business
- (65) USA Radio Network spots per week
  - (15) :60 spots in the "Top of the Hour" USA Radio news - 400+ stations
  - (50) :60 spots per week on various USA Radio programs
- Inclusion in USARadio.com podcasts - with 60,000 listeners
- Banner ad on the Wayne Allyn Root page on USARadio.com - 25% rotation
- AND, you get a special video hosted by Wayne, endorsing your business, filmed at his state-of-the-art home TV studio. You can see examples at www.WayneRoot.com. For use on your website, send to your customers, etc. Wayne charges corporations $10,000 for these videos, but you get your very own video as a free bonus for being the Title Sponsor of "WAR Now".

Fortem Resources may advertise any services under its corporate umbrella, as long as they fall within USA's standard advertising guidelines. Normally, a fee would be paid to USA for production, announcer/studio time, etc. however, Wayne has arranged for that fee to be waived, so all production time will be free.

Payment terms: Please note the ads will not begin until payment for the first month and deposit (last month) has been received:

> **Fortem Resources** will pay USA Radio in advance of each month's performance according to the following timeline:
>
> Prior to Jan. 29, 2019 - $10,000 for first month, plus $10,000 deposit
> Prior to Feb. 28, 2019 - $10,000 for second month
> Prior to March 29, 2019 - $10,000 for third month
> Prior to April 29, 2019 - $10,000 for fourth month
> Prior to May 29, 2019 - $10,000 for fifth month
> Deposit will be applied to either the sixth month, or if you extend, the final month
>
> USA Radio will provide affidavit of performance.

All bonus spots are pre-emptable, but will be rescheduled within 15 days of original broadcast. USA Radio will make every effort to deliver the schedule as ordered. Recorded copy is due to USA Radio 72 hours prior to air date.

After the initial four-month commitment, this agreement shall continue on a month-to-month basis in perpetuity. **Fortem Resources** shall provide USA with 30 days written notice to cancel at any time after the initial four-month commitment.

All payments should be made to:

Nevada Radio LLC (USA Radio)
3315 Lyon Lane
Washoe Valley, NV 89704

Michael Caetano
Fortem Resources
Suite 1020, 909 11th Avenue S.W
Calgary, Alberta T2R 1E7 Canada

Fred Weinberg
Chief Executive Officer
USA Radio Network

Date January 25, 2019